Exhibit 12(b)

Sutherland	1275 Pennsylvania Avenue, N.W.
Asbill &	Washington, D.C. 20004-2415
Brennan LLP	202.383.0100
fax 202.637.3593
ATTORNEYS AT LAW	www.sablaw.com

Steven B. Boehm
DIRECT LINE: 202.383.0176
Internet: sboehm@sablaw.com

April 29, 2005

The Board of Trustees
College Retirement Equities Fund
730 Third Avenue
New York, New York 10017-3206

Re:	College Retirement Equities Fund
File Nos. 33-00480 and 811-4415

Ladies and Gentlemen:

          We hereby consent to the reference to our name under the caption "Legal Matters" in the Statement of Additional Information filed as a part of post-effective amendment No. 38 to the above captioned registration statement on Form N-3. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

Sincerely,

SUTHERLAND ASBILL & BRENNAN LLP

By:	/s/ Steven B. Boehm

Steven B. Boehm

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